EXHIBIT 10(w)

October 20, 2015

Catherine I. Slater
33663 Weyerhaeuser Way South
Federal Way, WA 98003

Dear Cathy:

As you know, the Weyerhaeuser Company (“Weyerhaeuser”) Board of Directors has approved a review of strategic alternatives for the Cellulose Fibers business. Because we expect that you will be a critical resource to Weyerhaeuser during this strategic review process, we are pleased to offer you this retention agreement (this “Agreement”).

1.    Retention Payment. Subject to satisfaction of the terms and conditions of Sections 2 and 3 of this Agreement, Weyerhaeuser (or a subsidiary or affiliate thereof) will pay you a one-time retention payment in the amount of $1,500,000.00 (the “Retention Payment”). If earned, Weyerhaeuser (or a subsidiary or affiliate thereof) will pay the Retention Payment in cash in a single lump sum as soon as practicable, but in no event more than 30 days, after the closing date (“Closing Date”) of a transaction involving the divestiture of all or substantially all of the Cellulose Fibers business (the “Transaction”). The Retention Payment will be in addition to any other retention or severance payments otherwise due under existing agreements and/or severance plans or programs for which you are eligible.

2.    Terms and Conditions. Subject to Section 3, to be eligible to receive the Retention Payment:

(a)    Satisfactory Performance of Job Responsibilities. You must maintain the satisfactory performance of your regular job responsibilities at Weyerhaeuser (or a subsidiary or affiliate thereof), as directed by your manager.

(b)    Support of Strategic Review Process. You must assist, support and fully cooperate with Weyerhaeuser in all matters relating to the strategic review process for the Cellulose Fibers business. You must perform all tasks requested of you by your manager (or such other officers as may request your participation with respect to the strategic review process) to bring about the closing of any Transaction.

(c)    No Violation of Agreement. You must have complied with all of the provisions of this Agreement through the date of payment of the Retention Payment.

3.    Employment.

(a)    Employment At Will. Your employment with Weyerhaeuser will continue to be “at will.” This means that your employment may be terminated at any time by you or by Weyerhaeuser. This Agreement does not alter the “at will” basis of your employment and neither binds you to continued employment nor confers any rights to you with respect to continuation of your employment.

(b)    Effect of Termination of Employment before Closing Date.

(1)    If you voluntarily terminate your employment before the Closing Date for any reason, you will not be eligible to receive the Retention Payment.

EXHIBIT 10(w)

(2)    If Weyerhaeuser terminates your employment before the Closing Date for one of the following reasons, or otherwise for cause, you will not be eligible to receive the Retention Payment:
(A) continued failure to satisfactorily perform your job responsibilities after written notice specifically identifying the manner in which you have not satisfactorily performed your job responsibilities (including with respect to assisting, supporting and fully cooperating in matters relating to the strategic review process); (B) conviction of a felony; or (C) willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to Weyerhaeuser.

(3)    If your employment is involuntarily terminated before the Closing Date, other than for cause or as specified in paragraph 3(b)(2) above, you will remain eligible to receive the Retention Payment as though the date of your termination had been the Closing Date, provided that your eligibility for the Retention Payment will remain conditioned upon the Closing Date having actually occurred.

4.    Taxes and Withholding. Weyerhaeuser, or a subsidiary or affiliate of Weyerhaeuser, may withhold from any amounts payable under this Agreement such federal, state or local taxes, and any other statutory or company deduction, as may be required to be withheld pursuant to any applicable law or regulation.

5.    Compliance with Section 409A. This Section 5 will apply notwithstanding any other provision of this Agreement. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code. However, neither Weyerhaeuser nor any subsidiary or affiliate of Weyerhaeuser will have any obligation to indemnify or otherwise hold you harmless from any additional taxes or penalties under Section 409A. To the extent that rights or payments under this Agreement are determined to be subject to Section 409A, this Agreement will be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A. To the extent necessary to avoid any additional taxes or penalties under Section 409A, the timing of any payments to you under this Agreement may be postponed for six months from the date of your termination of employment. Weyerhaeuser and you agree to make any amendments to this Agreement that may be required to comply with Section 409A. Furthermore, in light of uncertainty surrounding the proper application of Section 409A, Weyerhaeuser (or a subsidiary or affiliate of Weyerhaeuser) may make necessary amendments to this Agreement without your consent for the limited purpose of avoiding, and solely to the extent necessary to avoid, imposition of additional taxes or penalties on you under Section 409A.

6.    No Obligation Regarding Transaction. Nothing in this Agreement will obligate Weyerhaeuser or any subsidiary or affiliate of Weyerhaeuser to continue the strategic review process or to close any transaction.

7.    Termination of this Agreement. In the event that (a) Weyerhaeuser’s Board of Directors decides to end the strategic review process for Cellulose Fibers without having completed a Transaction or (b) the Closing Date has not occurred by September 1, 2017, this Agreement will become null and void and you will not be entitled to any portion of the Retention Payment.

8.    Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington applicable to contracts made and to be performed within such state without regard to its conflict of law rules. Each party to this Agreement submits to the exclusive jurisdiction of any state or federal court sitting in King County, Washington or the Western District of Washington, respectively, in any action or dispute arising out of or relating to this Agreement and agrees that all claims in respect of such action or dispute shall be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this agreement in any other court and waives any defense or objection to the jurisdiction of any such court, including that of inconvenient forum.

9.    Other Provisions. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Satisfaction of the terms and conditions in Section 2 will be determined by Weyerhaeuser. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by you and

EXHIBIT 10(w)

by a duly authorized officer of Weyerhaeuser (or its subsidiary), or by the respective parties’ legal representatives and successors.

If the terms of this Agreement are agreeable to you, please sign in the space indicated below and return your signed original to me.

I want to thank you for your support and continued service to Weyerhaeuser.

Sincerely,

/s/ Denise M. Merle
Denise M. Merle
Senior Vice President, Human Resources and Investor Relations

I, Catherine I. Slater, have read, understand and agree to the terms and conditions of this Agreement.

/s/ Catherine I. Slater            Date: November 4, 2015
Catherine I. Slater